Exhibit 99.1

New York Mortgage Trust Announces
Tax Treatment of Common Stock Dividends Paid in 2007

NEW YORK February 20, 2008 - New York Mortgage Trust, Inc. (OTC BB: NMTR) ("NYMT" or the "Company") announced today the tax treatment of the dividends paid in 2007 on its common stock.

During 2007, taxable dividends for New York Mortgage Trust’s common stock were $0.10 per share. The Company’s common stock is currently listed under the CUSIP #6496042044 and trades under the OTC BB ticker symbol NMTR. For tax reporting purposes, the 2007 taxable dividend will be classified as follows: $0.00 as ordinary income and $0.10 as a return of capital. The following table contains this information on a quarterly basis:

Declaration Date	Record Date	Payment Date	Cash Distribution per share	Short-term Capital Gain	Taxable Ordinary Dividend	Return of Capital
03/14/07	04/09/07	04/26/07	$0.05	$0.00	$0.00	$0.05
12/18/06	01/05/07	01/26/07	$0.05	$0.00	$0.00	$0.05

Total 2007 Cash Distribution			$0.10	$0.00	$0.00	$0.10

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) engaged in the investment management of mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans. As of March 31, 2007, the Company exited the mortgage lending business. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may become affected by the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.